Exhibit 99.1
SIGNET BOARD CHAIR SUCCESSION
Helen McCluskey appointed as Board Chair effective upon the conclusion of
H. Todd Stitzer twelve-year tenure at the June 2024 Annual General Meeting of Shareholders

HAMILTON, Bermuda, March 20, 2024 – Signet Jewelers Limited ("Signet" or the “Company”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced that H. Todd Stitzer would be completing his term as Chair and member of Signet’s Board of Directors (“Board”) in June, effective immediately following Signet’s Annual General Meeting. The Company’s Director Tenure Policy includes a 12-year term limit which Mr. Stitzer will meet as of the 2024 Annual General Meeting.

“Todd’s trusted guidance, unwavering support, and effective counsel have been an invaluable asset to Signet over the course of his tenure,” said Signet Chief Executive Officer Virginia C. Drosos. “I speak for the entire Board when I say we are grateful for his leadership and vision as we’ve worked to transform Signet into the purpose-led and financially strong company it is today. During Todd’s tenure the Company has returned more than $3.5B to shareholders, more than tripled liquidity, and delivered total shareholder return of 183%, more than three times the peer group median.”

“It has been a privilege to serve on the Signet Board over the last twelve years,” said Stitzer. “As my tenure as Chair comes to an end, I’m struck by how far we’ve come – transforming the culture of the Company from the inside out, navigating through a pandemic and modernizing Signet’s powerhouse consumer-facing banners. I’m incredibly proud of the progress we’ve all made together and can’t wait to see what’s to come.”

The Company also announced today that the Board appointed Helen McCluskey to succeed Stitzer as Signet's non-executive Chair.

“Helen is steeped in the ins and outs of Signet’s business and has added great value to the Board since joining,” said Brian Tilzer, Chair of Signet’s Governance and Technology Committee. “We are pleased to welcome Helen as the new Chair and look forward to continuing to tap into her deep background in retail and understanding of the consumer and Signet.”

ABOUT HELEN MCCLUSKEY

Since joining Signet’s Board, Helen has served on the Audit, Finance, and Governance and Technology Committees, including service as Chair of the Governance and Technology Committee from October 2017 through June 2023. Prior to joining Signet’s Board, she served as President and Chief Executive Officer and a member of the board of directors of The Warnaco Group, Inc. from 2012 until its 2013 acquisition by PVH Corporation, when she retired and became an independent director of PVH until 2014. Ms. McCluskey currently serves on the board of directors of Abercrombie & Fitch Co., a publicly traded clothing retailer, since February 2019.

About Signet Jewelers:
Signet Jewelers Limited is the world's largest retailer of diamond jewelry. As a Purpose-driven and sustainability-focused company, Signet is a participant in the United Nations Global Compact and adheres to its principles-based approach to responsible business. Signet operates approximately 2,700 stores primarily under the name brands of Kay Jewelers, Zales, Jared, Banter by Piercing Pagoda, Diamonds Direct, Blue Nile, JamesAllen.com, Rocksbox, Peoples Jewellers, H. Samuel, and Ernest Jones. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.banter.com, www.diamondsdirect.com, www.bluenile.com, www.jamesallen.com, www.rocksbox.com, www.peoplesjewellers.com, www.hsamuel.co.uk, www.ernestjones.co.uk.

Media:
Katie Spencer
Katie.spencer@signetjewelers.com